Exhibit 99.1

AT THE COMPANY	ON THE WEB
Jeff Frericks	www.forestcity.net
Vice President - Capital Markets
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

Forest City Announces Exchanges of $248.3 Million of Senior Notes for Common Stock

CLEVELAND, Ohio - February 27, 2015 - Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced that it has entered into separate, privately negotiated exchange agreements under which it will exchange approximately $120.1 million aggregate principal amount of its 4.25% Convertible Senior Notes due 2018 and approximately $128.2 million aggregate principal amount of its 3.625% Convertible Senior Notes due 2020, for a total of 10,838,998 shares of its Class A common stock, plus a cash payment for accrued and unpaid interest and in consideration for additional interest payable on the notes through maturity.

Under the exchange agreements, holders of the 2018 Notes and 2020 Notes will receive 46.1425 shares and 41.3129 shares, respectively, of the Company's Class A common stock per $1,000 principal amount of Notes exchanged, the same number of shares into which the notes are currently convertible. The total cash payment is expected to be in the range of $20.2 million to $40.9 million in the aggregate, depending on the daily volume-weighted average price of the company’s Class A common shares over a 20-day trading period beginning February 27, 2015. The exchanges will have a two-part closing with the expected settlement of Class A common shares on March 4, 2015, and the cash payment on March 31, 2015.

The exchange transactions reflect the company's continued focus on reducing debt and improving its balance sheet. Approximately $229.9 million of the 2018 Notes and $171.8 million of the 2020 Notes will remain outstanding after the exchanges.

About Forest City
Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $8.8 billion in total assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.